Exhibit 10.41

AVERY DENNISON CORPORATION

LONG-TERM INCENTIVE UNIT AGREEMENT

THIS AGREEMENT, dated *, is made by and between Avery Dennison Corporation, a Delaware corporation (“Company”) and *, an employee of the Company or a Subsidiary (“Employee”).

WHEREAS, the Compensation and Executive Personnel Committee of the Company’s Board of Directors (“Committee”) or the Chief Executive Officer (“CEO”), as authorized by the Committee, has decided to grant an Award of long-term incentive units (“LTI Units”) provided for herein to Employee under the terms of the Long-Term Incentive Unit Plan (“Plan”).

NOW, THEREFORE, Company and Employee agree as follows:

ARTICLE 1 – DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1  LTI Units

As of the date of this Agreement, Company grants to Employee an award of * LTI Units, subject to the terms and conditions set forth in this Agreement and the Plan.  The LTI Units shall be held on the books and records of the Company (or its designee) for Employee’s account.  The LTI Units shall be earned, vested and paid as set forth in this Agreement.  Except as set forth in Sections 2.4 through 2.6, the LTI Units shall vest as follows, subject to Employee’s continued employment with the Company through each such vesting date:

2.2  Restriction Period

(a)  No portion of the LTI Units may be sold, transferred, assigned, pledged or otherwise encumbered by Employee until all or a portion of the LTI Units are vested and settled.  The period of time between the date hereof and the date all or a portion of the LTI Units becomes vested is referred to herein as the “Restriction Period.”  At the time all or a portion of the LTI Units vest, all or a portion of the LTI Units vest, as applicable.  Notwithstanding any other provision, the LTI Units must be vested before the Company is obligated to settle the LTI Units as described in Article 3.

(b)  Subject to Sections 2.4 through 2.6, any portion of the LTI Units that has not vested by the time of Employee’s Termination of Service shall be forfeited by Employee.

2.3  Lapse of Restriction Period

The Restriction Period shall lapse when the LTI Units vest as set forth above or as otherwise set forth in this Agreement.

2.4  Change of Control

In the event of a Change in Control, the restrictions in this Agreement will lapse and be removed if the surviving or successor corporation or parent or subsidiary thereof terminates Employee’s employment or service without Cause upon or within 24 months following the Change in Control and the LTI Units granted to Employee pursuant to this Agreement will be earned and vested as of the date of such termination.

2.5 Death; Disability

If Employee’s employment with the Company or its Subsidiaries terminates by reason of Employee’s death or Disability, the restrictions imposed upon the LTI Units granted to Employee pursuant to this Agreement will lapse and be removed, and the LTI Units will be earned and vested as of the date of Termination of Service.

2.6 Retirement

If Employee’s employment with the Company or its Subsidiaries terminates by reason of Employee’s Retirement, the restrictions imposed upon the LTI Units granted to Employee pursuant to this Agreement will lapse and be removed, and the LTI Units will be earned and vested as of the date of Termination of Service.

2.7  Adjustments in LTI Units

In the event of an Equity Restructuring, the Committee or the Company shall make appropriate and equitable adjustments to the LTI Units granted hereunder.

ARTICLE 3 – SETTLEMENT OF LTI UNITS

3.1 Settlement of LTI Units

Settlement of the LTI Units is subject to the following conditions:

(a)  The receipt by the Company of full payment or withholding for all related taxes.  Employee shall be liable for any and all taxes, including withholding taxes, arising out of this LTI Units or the vesting of the LTI Units hereunder; and

(b)  The Company shall make a cash payment to Employee in an amount equal to the product of (i) the aggregate number of such vested LTI Units and (ii) the Fair Market Value of a share of the Company’s common stock as of the date of vesting (less withholding taxes) as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the calendar year in which the LTI Units vest; provided, however, that, if Employee is determined at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), to the extent delayed payment of the LTI Units is required in order to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, such payment shall be made on the earlier of (A) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of Employee’s death, but in no event earlier than the date on which the LTI Units are paid to active employees pursuant to this Section 3.1(b). The determination of whether Employee is a “specified employee” shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder.  Immediately following payment with respect to vested LTI Units, Employee shall forfeit such vested LTI Units for no consideration and they shall be of no further value whatsoever.

ARTICLE 4 – MISCELLANEOUS

4.1  Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2  Administration / Compensation Recovery

The Committee or the Company shall have the power to interpret the Plan and this Agreement and to adopt such procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, modify or revoke any such procedures.  Nothing in this Agreement or the Plan shall be construed to create or imply any contract or right of continued employment between Employee and the Company (or any of its Subsidiaries).

In the case of fraud or other intentional misconduct on the part of Employee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary) that necessitates a restatement of the Company’s financial results, Employee will be required to reimburse the Company for any Common Stock issued to Employee under this Award in excess of the amount that would have been issued to Employee based on the restated financial results.

4.3  Code Section 409A

The LTI Units granted hereunder is intended to be exempt from or comply in all respects with Section 409A and this Agreement shall be interpreted accordingly.  However, if at any time the Committee or the Company determines that the LTI Units may be subject to penalty taxes for noncompliance with Section 409A, the Committee or the Company shall have the right, in its sole discretion, to amend this Agreement as it may determine is necessary or desirable for the LTI Units to satisfy the requirements of Section 409A.  No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any of its affiliates, employees or agents.

4.4  Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided herein for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.

Employee	Avery Dennison Corporation

*	By: /s/ Dean A. Scarborough
Chairman, President & Chief Executive Officer
Address

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